abrdn ETFs 485BPOS

Exhibit 99(d)(7)

ASSUMPTION AGREEMENT

AGREEMENT made as of July 31, 2024, between abrdn ETFs Advisors LLC (“abrdn ETFs Advisors”), and abrdn Inc.

WHEREAS, abrdn ETFs (the “Trust”), is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, abrdn ETFs Advisors has been previously appointed as investment adviser to the abrdn Bloomberg All Commodity Strategy K-1 Free ETF, abrdn Bloomberg All Commodity Longer Dated Strategy K-1 Free ETF, abrdn Bloomberg Industrial Metals Strategy K-1 Free ETF (collectively, the “Funds”), each a series of the Trust, pursuant to an investment advisory agreement dated August 27, 2018, as amended by the First Amendment dated September 24, 2018, the Second Amendment dated December 13, 2018 and the Third Amendment dated September 22, 2021 (the “Trust Advisory Agreement”); and

WHEREAS, pursuant to an Assumption Agreement dated July 31, 2024, between abrdn ETFs Advisors and abrdn Inc., abrdn Inc. has agreed to act as investment adviser with respect to the Funds pursuant to the Trust Advisory Agreement and has assumed all rights and obligations of abrdn ETFs Advisors under the Trust Advisory Agreement; and

WHEREAS, abrdn ETFs Advisors has previously entered into a Sub-Advisory Agreement with Vident Advisory, LLC (“Vident”) dated July 14, 2023 (the “Trust Sub-Advisory Agreement”), pursuant to which Vident has served as sub-adviser to each Fund of the Trust; and

WHEREAS, abrdn ETFs Advisors and abrdn Inc. intend that Vident continue to act as sub-adviser with respect to each Fund pursuant to the Trust Sub-Advisory Agreement and that abrdn Inc. assume the rights and obligations of abrdn ETFs Advisors under the Trust Sub-Advisory Agreement; and

WHEREAS, abrdn ETFs Advisors is a directly-owned subsidiary of abrdn Inc., which is an indirect wholly-owned subsidiary of abrdn plc, and are therefore deemed to be affiliates of one another for purposes of the 1940 Act.

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

     1.          abrdn Inc. hereby assumes all rights and obligations of abrdn ETFs Advisors under the Trust Sub-Advisory Agreement with respect to the Funds.

     2.          abrdn ETFs Advisors and abrdn Inc. hereby represent that after the assumption referred to above: (a) the management personnel of abrdn ETFs Advisors responsible for providing investment advisory services to the Funds under the Trust Advisory Agreement, including the portfolio managers and the supervisory personnel, will provide the same services for the Funds as officers or employees of abrdn Inc.; and (b) both abrdn ETFs Advisors and abrdn Inc. will be wholly-owned indirect subsidiaries of abrdn plc. Consequently, abrdn ETFs Advisors and abrdn Inc. believe that the assumption effected by this Agreement does not involve a change in actual control or actual management with respect to the investment adviser for the Funds.

     3.           abrdn Inc. represents and warrants that: (i) abrdn Inc. is registered as an investment adviser with the U.S. Securities and Exchange Commission under the Investment Advisers Act of 1940, as amended, and its registration is currently in full force and effect; and (ii) abrdn Inc. is capable and is legally empowered to assume the duties and obligations being assigned to it hereunder and to act as investment adviser to the Funds the assumption effected by this Agreement and shall not constitute an assignment of the Trust Sub-Advisory Agreement under the provisions of Rule 2a-6 under the 1940 Act.

     4.          abrdn Inc. is hereby bound by all of the terms of the Trust Sub-Advisory Agreement, which will continue in full force and effect with respect to abrdn Inc.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

abrdn ETFs Advisors LLC

By:
/s/ Steven Dunn
(Authorized Officer)
Name:	Steven Dunn
Title:	Managing Director

abrdn Inc.

By:
/s/ Lucia Sitar
(Authorized Officer)
Name:	Lucia Sitar
Title:	Vice President

Acknowledged and Accepted as of the Date
First Set Forth Above:

Vident Advisory, LLC

By:
/s/ Amrita Nandakumar
Name:	Amrita Nandakumar
Title:	President